                For Further Information Contact:
Elaine D. Crowley
Sr. Vice President, Chief Financial Officer
(817) 347-8200

BOMBAY ANNOUNCES THIRD QUARTER OPERATING RESULTS

FOR IMMEDIATE RELEASE - November 16, 2006

FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE-BBA) reported that revenue for the three months ended October 28, 2006 decreased 15.5% to $108.2 million compared to $128.1 million for the three months ended October 29, 2005. Same store sales for Bombay stores operating for more than one year decreased 15.5% for the quarter. Revenue from retail stores declined to $100.2 million from $121.6 million due to the decrease in same store sales and a lower store count. Bombay’s direct-to-customer business, which includes Internet and Mail Order, grew to $7.4 million for the quarter compared to $5.5 million last year, driven primarily by Internet sales. The loss before income taxes for the quarter ended October 28, 2006 was $16.0 million compared to $6.5 million for the quarter ended October 29, 2005. The results for the 2005 quarter include a pre-tax gain of $4.1 million on the sale of non-operating land and a building. The net loss for the quarter ended October 28, 2006 was $15.6 million, or $0.43 per share, compared to a net loss of $4.4 million, or $0.12 per share, for the corresponding period of the prior year.

For the nine-month period ended October 28, 2006, revenue decreased 7.9% to $348.2 million compared to $378.2 million for the corresponding period of the prior year. Revenue from retail stores declined to $324.2 million from $354.1 million as a result of a 6.5% decline in same store sales and the reduced store count. Revenue from Bombay’s direct-to-customer business grew to $21.2 million for the nine-month period compared to $15.2 million in the comparable year-ago period, primarily due to higher Internet sales. Results for the nine-month period ended October 29, 2005 include $6.9 million of revenue from Bailey Street operations, the assets of which were sold during the second quarter of Fiscal 2005. The loss before income taxes for the nine months ended October 28, 2006 was $52.1 million compared to $33.3 million for the nine months ended October 29, 2005 which included $4.7 million of gains on sales of the non-operating land and building and the Bailey Street assets. The net loss for the nine-months ended October 28, 2006 was $51.1 million, or $1.42 per share, compared to a net loss of $21.7 million, or $0.60 per share, for the corresponding period of the prior year.

David B. Stewart, Chief Executive Officer, noted, “We remain focused on implementing our plan to return Bombay to positive cash flow and improved operations. We made important progress with some key initiatives during the third quarter, which included cost-cutting measures, selling unproductive inventory, strengthening our merchandise presentation, and concentrating on our core product. Clearly, we are part of a troubled sector, and our numbers reflect that. We believe that we added to the problem by executing an overly zealous inventory reduction program that cost us sales. The good news is, we have made course corrections to improve inventory availability in coming quarters. While we are disappointed with the store results, we continue to be very pleased with the growth of our direct-to-customer business and in particular the Internet. Our Canadian subsidiary continues to outperform the U.S. market.

“During the third quarter, we began to differentiate the merchandising of our mall and off-mall stores for clearer product focus and a more customer friendly environment with the objective of improving our store results. We concentrated on increasing unit volume, and our stores have made progress with key product presentations. We realized the benefit of a number of the cost reductions that were identified during the second quarter and expect to continue to realize the benefit into Fiscal 2007. We trimmed our print advertising and enhanced our store marketing and e-marketing and we believe that this change in media has not adversely affected the business.

“We also began to convert square footage devoted to BombayKIDS into increased square footage for our core product. During the quarter, a total of 23 stores were converted, which resulted in all or a portion of the BombayKIDS product being replaced by core merchandise. We will continue to monitor the performance of these stores and manage the BombayKIDS business based upon the results. Key to the success of this initiative will be the introduction of new core product that is expected to arrive in stores during the spring of 2007,” Mr. Stewart concluded.

The Company ended the quarter with $69.1 million in borrowings outstanding under its credit facility compared to $62.2 million last year. During the quarter, the Company entered into a new credit facility that provides significantly more liquidity than its previous arrangement. The new facility will fund working capital requirements and will be used for other corporate needs, including the initiatives to focus on the Company’s core business. Inventory levels were $151.7 million compared to $176.3 million due to the decision to reduce overall inventory levels and flow product, including holiday merchandise, closer to the time of need.

In conjunction with this release, you are invited to listen to Bombay’s conference call with management that will be conducted on Thursday, November 16, 2006 at 10:00 a.m. Central Time. Interested parties should dial 212-676-5390 ten minutes prior to the start time. The call will also be broadcast live over the Internet at www.bombaycompany.com. For those who are unable to listen to the live broadcast, a telephone replay will be available for 72 hours beginning at 12:00 p.m. Central Time at 800-633-8284. The access code is 21274579. The call will also be available for replay for 45 days on the investor relations page of the Bombay website.

The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall décor and furniture through 453 retail outlets, specialty catalogs and the Internet in the U.S. and internationally.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Those risks are described in the Company's public announcements, reports to stockholders and SEC filings, including but not limited to Reports on Forms 10-K, 8-K and 10-Q, copies of which are available from the SEC or may be obtained upon request from the Company. The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

* * *

THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
	2006	2005	2006	2005
		(as adjusted)		(as adjusted)

Net revenue ..............................................................	$108,220	$128,062	$348,160	$378,220
Costs and expenses:
Cost of sales, buying and store
occupancy costs ...................................................	86,683	96,842	282,810	294,463
Selling, general & administrative expenses .......	36,722	40,895	116,025	119,931

Operating loss ........................................................	(15,185)	(9,675)	(50,675)	(36,174)
Gain on sale of assets ...............................	--	4,130	--	4,690
Interest expense, net ...........................................	(815)	(970)	(1,464)	(1,800)

Loss before income taxes ...................................	(16,000)	(6,515)	(52,139)	(33,284)
Income tax benefit ..............................................	(376)	(2,160)	(1,041)	(11,608)
Net loss ................................................................	($15,624)	($4,355)	($51,098)	($21,676)

Net loss per basic & diluted share ..................	($0.43)	($0.12)	($1.42)	($0.60)

Avg. common shares outstanding .................	36,253	36,349	36,098	36,169

Avg. common shares outstanding and dilutive potential common shares ..................................	36,253	36,349	36,098	36,169

Other Selected Financial and Operating Data
Capital expenditures (net) .............................	$5,000	$5,068	$9,143	$16,347
Depreciation and amortization .....................	$4,675	$5,171	$13,784	$14,274

Stores opened .................................................	8	8	15	30
Stores closed .................................................	27	9	60	38

Store composition:
Bombay core .................................................	368	388
Outlet ............................................................	48	48
KIDS .............................................................	37	58
Total ............................................................	453	494

Total Combination format stores ...........	33	54

Total store square footage (in thousands) .......	1,996	2,019

THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	October 28,	January 28,	October 29,
	2006	2006	2005
ASSETS			(as adjusted)
Current assets:
Cash and cash equivalents ..........................................................	$3,718	$4,015	$7,688
Inventories .....................................................................................	151,717	128,719	176,302
Other current assets ....................................................................	17,605	14,846	32,521
Total current assets ..................................................................	173,040	147,580	216,511

Property and equipment, net ........................................................	81,778	84,651	89,601

Deferred taxes ................................................................................	448	456	11,848
Goodwill, net ..................................................................................	423	423	423
Other assets ..................................................................................	4,021	5,631	5,079
Total assets ............................................................................	$259,709	$238,741	$323,462

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank borrowings .....................................................................	$69,062	$--	$62,218
Accounts payable and accrued expenses ..........................	29,982	29,176	31,669
Gift certificates redeemable ..................................................	8,541	9,224	8,042
Accrued payroll and bonuses ............................................	4,028	6,219	3,134
Accrued insurance ..............................................................	5,813	5,178	4,997
Customer deposits .............................................................	6,410	4,526	8,995
Current portion of accrued rent ......................................	4,011	3,871	3,905
Other current liabilities ....................................................	5,809	5,834	3,301
Total current liabilities ...................................................	133,656	64,028	126,261

Accrued rent and other long term liabilities ......................	39,838	38,976	37,462

Stockholders' equity:
Preferred stock, $1 par value,
1,000,000 shares authorized	--	--	--
Common stock, $1 par value, 50,000,000
shares authorized, 38,149,646 shares issued .............................	38,150	38,150	38,150
Additional paid-in capital .............................................................	80,196	79,817	79,910
Retained earnings (deficit) ..........................................................	(27,158)	23,669	48,724
Accumulated other comprehensive income ............................	2,154	2,077	1,683
Common shares in treasury, at cost, 1,776,202;
1,715,066 and 1,788,078 shares, respectively .........................	(7,127)	(7,038)	(7,338)
Deferred compensation ...............................................................	--	(938)	(1,390)
Total stockholders' equity .........................................................	86,215	135,737	159,739

Total liabilities and stockholders' equity ......................................	$259,709	$238,741	$323,462

THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands, except per share amounts)
(Unaudited)

	Nine Months Ended
	October 28,	October 29,
	2006	2005
		(as adjusted)
Cash flows from operating activities:
Net loss ...................................................................................................................	($51,098)	($21,676)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization ......................................................................	13,784	14,274
Stock-based compensation expense ...........................................................	1,307	1,178
Gain on sale of assets ………………………………………………………	--	(4,690)
Amortization of landlord construction allowances and other ................	(2,709)	(3,224)
Change in assets and liabilities:
Increase in inventories .................................................................................	(22,668)	(30,706)
Increase in other assets ...............................................................................	(2,629)	(9,849)
Increase (decrease) in current liabilities ...................................................	88	(6,247)
Increase in noncurrent liabilities ..............................................................	427	703
Landlord construction allowances ...............................................................	3,197	6,546
Net cash used in operating activities ………………………………………	(60,301)	(53,691)

Cash flows from investing activities:
Purchases of property and equipment ......................................................	(9,143)	(16,347)
Proceeds from sale of assets …………………………………………….	3	5,996
Net cash used in investing activities ............................................................	(9,140)	(10,351)

Cash flows from financing activities:
Net bank borrowings ...................................................................................	69,062	62,218
Decrease in outstanding checks in excess of cash balances……………	33	--
Proceeds from the exercise of employee stock options ...........................	3	671
Sale of stock to employee benefit plans and other .................................	83	145
Net cash provided by financing activities ....................................................	69,181	63,034

Effect of exchange rate change on cash and cash equivalents ....................	(37)	(472)

Net increase (decrease) in cash and cash equivalents ...................................	(297)	(1,480)
Cash and cash equivalents at beginning of period ........................................	4,015	9,168
Cash and cash equivalents at end of period ..................................................	$3,718	$7,688

Supplemental disclosure of cash flow information:
Interest paid ...................................................................................................	$1,254	$1,639
Income taxes paid .........................................................................................	71	327
Non-cash investing and financing activities:
Distributions of restricted stock .................................................................	73	1,368
Cancellations of restricted stock ................................................................	(328)	(156)
Distribution of director fees .......................................................................	59	132